20 April 2020
Steve Hurn
Dear Steve:
Further to our recent discussions, we are very pleased to offer you employment at New Relic UK Limited.
I have enclosed your Agreement of Terms and Conditions of Employment (your employment contract). This offer is conditional upon:
This offer is conditional upon:
1.Receipt of satisfactory original evidence of your right to work legally in the UK (for example, UK/EEA passport or identity card, or non-EEA passport supported by further immigration documents that clearly establish that you have the right to live and work in the UK). To satisfy this condition, please bring the original evidence of your right to work on or before your first day (a copy is not acceptable).
2.Satisfactory criminal record checks.
3.Satisfactory completion of professional references.
The Company reserves the right to withdraw this offer if one or all of the above conditions are not satisfied by the proposed Commencement Date.
By accepting this offer, you confirm that you are able to accept this employment and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer.
By accepting this offer you agree to the processing by the Company of your personal data (including, where appropriate, sensitive personal data) in connection with your proposed employment by the Company.
This offer, if not accepted, will expire three (3) business days from the date of this letter.
I very much hope that you will accept this offer of employment. If you do so, we would like you to start on 30 April 2020 in a training function and assume the role of EVP & GM - EMEA on 6 July 2020, as described in the enclosed agreements.
We look forward to hearing from you.

Yours sincerely,
/s/ Kristy Friedrichs

Kristy Friedrichs
Chief People Officer
Enclosed: Agreement of Terms and Conditions of Employment including Employee Proprietary Information and Inventions Agreement

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Agreement of Terms and Conditions of Employment
This Agreement sets out the terms and conditions of employment agreed between New Relic UK Limited (“the Employer”) and Steve Hurn (“you”), meeting the requirements of Section 1 of the Employment Rights Act 1996. This Agreement will replace in its entirety all existing terms and conditions, agreements, and arrangements, whether in writing or otherwise.
You warrant that you are entitled to work in the UK without any additional approvals and will notify the Employer if you cease to be so entitled.
1. Job title
You will report to Michael Christenson, President and Chief Operating Officer. From 30 April 2020 through 5 July 2020, you will be employed as a Consultant, responsible for self-directed training on the Company’s products and systems. Effective 6 July 2020, you will be employed as EVP & GM - EMEA Sales, with commensurate responsibilities. You may be required to undertake other duties consistent with your position or skills from time to time as the Employer may reasonably require.
2. Commencement
Your period of continuous employment with the Employer will commence on 30 April 2020. No employment with any previous employer counts towards your period of continuous employment with the Employer.
3. Probationary period
The first six months of your employment will be a probationary period and your employment may be terminated during this period at any time on one week’s written notice. At the end of the probationary period your performance, conduct, and suitability for continued employment will be reviewed and if found satisfactory your appointment will be confirmed. If, however, your performance or conduct is deemed unsatisfactory at that time in the opinion of the Employer or for other business reasons, the probationary period may be extended or your employment terminated in the Employer's absolute discretion.
4. Duties
Your specific duties will be as agreed with your line manager.
You undertake to work to the best of your ability and to use your best endeavours to promote, develop, and extend the Employer’s business and interests consistent with your role with the Company. You may not without first obtaining the prior written consent of the Employer accept or hold any office or directly or indirectly be interested in any other trade, business, or occupation whilst working for the Employer.
5. Place of work
You will work remotely from your home office in the UK. You may be required to remain at home on paid leave at any time and in particular during any period of notice whether given by you or the Employer (“Garden Leave”). The Company reserves the right to require you, and by this contract you hereby agree, to carry out your work, either on a temporary or permanent
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basis, at such other locations in Britain as the Company may reasonably require, from time to time.
6. Working hours
Normal working hours are 9:00 a.m. to 5:30 p.m., Monday to Friday inclusive, with a one-hour unpaid lunch break, normally to be taken between 12:00 p.m. and 2:00 p.m. You are, however, expected to work additional hours as required in accordance with the needs and the requirements of the Employer, for which you will not be paid overtime.
From 30 April through 5 July 2020, you will work approximately 20 hours per month in the Consulting function during normal working hours. Thereafter, your employment will be on a full-time basis.
The Employer reserves the right to change your normal working days and hours according to the needs of the Employer from time to time.
For the purpose of the Working Time Regulations 1998 (“Regulations”) as amended from time to time, by signing this agreement you agree that the limit of an average over 17 weeks of 48 hours working time in a seven-day period as set out in the regulations shall not apply to you. You must give the Company three months’ written notice if you decide, (a) to terminate your agreement to waive the limit on your average working time under the regulations, and (b) that you wish the average 48-hour limit on working time to apply to you.
7. Salary and benefits
Effective 6 July 2020, your salary will be paid monthly in arrears at the rate of £288,750 per annum by direct transfer to your bank/building society account.
The months of April, May, and June 2020 will be paid at the flat rate of £500, representing a training rate for the limited duties and hours expected of you during this period (annualized at £6000 or £25 hourly). You will not be entitled to additional compensation for 1-5 July 2020.
For the purposes of the Employment Rights Act 1996, you authorise the Employer to deduct from your salary any sums due to the Employer including, without limitation, any over-payment of salary and any advances or loans made to you by the Employer. In the event of such sums being due to the Employer on the termination of your employment, and if your final salary payment is insufficient to allow for the whole of any such deduction, you will be required to repay the outstanding amount due to the Employer within one month of the date of the termination of your employment.
Upon assuming the role of EVP & GM - EMEA Sales, you will be eligible for the Sales Incentive Plan, targeted at £236,250 per annum, based on individual, group, and/or corporate goals to be determined during your employment. You will receive details of this plan separately. The Employer reserves the right at any time to suspend, modify, reduce, or withdraw this scheme or to amend the terms upon which it is provided.
In addition, for Fiscal Year 2021 (beginning with your assuming the role of EVP & GM EMEA Sales on 6 July 2020 and ending 31 March 2021) you will be guaranteed a minimum of 80% of your FY21 target sales incentive amount. You will receive a monthly commission adjustment (when applicable) to true your year-to-date actual commissions paid up to a
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minimum of 80% of your year-to-date target sales incentive amount. In months where your year-to-date actual commissions paid exceeds 80% of your year-to-date target sales incentive, no adjustment payment will be made. This guarantee will cease with the close of FY21 and will not be repeated in future years.
Upon assuming the role of EVP & GM - EMEA Sales, you will be eligible for a one-time bonus of £50,000 if 100% of Fiscal Year 2021 (beginning 6 July 2020 and ending 31 March 2021) quota is achieved. If your performance meets the quota standard, this bonus payment will be issued on a regular payroll date between 1 April 2021 and 31 May 2021. The FY21 quotas will be communicated in advance, are subject to periodic review and may be revised at the discretion of management. The bonus will be issued less all standard deductions as required by applicable laws. The bonus described in this paragraph is a one-time conditional bonus, is not eligible for prorating, will not be due if conditions are not met, and will not be due in any subsequent year.
You will further be entitled to the following benefits from the commencement of your employment:
● Insurance. The Employer’s benefits package includes health insurance subject to theterms and conditions of the relevant scheme. Additional details of insurance benefits shall be provided separately. The Employer reserves the right at any time to change or withdraw all or any of these benefits.
Any benefits supplied to you or your family from time to time that are not expressly referred to in this statement are provided entirely at the Employer’s discretion and shall not form part of your contract of employment.
8. Sickness absence and sick pay
If you are unable to come to work on account of sickness or injury (or for any other reason), you must inform your manager by telephone of the reason for your absence within 30 minutes of your normal start time, unless there is a substantial reason why this communication is not possible. You must provide details of the likely length of and the reason for the absence and describe any outstanding or urgent work that requires attention. When you return to work from any sickness, you will need to complete a self-certification form covering the first seven calendar days of your absence. If your sickness absence lasts longer than seven calendar days, you must provide your manager with a Fit Note (previously called a medical certificate) stating the reason for your absence. Further certificates must be obtained if the absence continues for longer than the period of the original certificate. If you are absent for four or more working days, you will be entitled to Statutory Sick Pay (SSP), subject to meeting the SSP eligibility conditions.
You agree on request by the Employer to undergo, at the Employer’s expense, medical examination(s) by such doctor or doctors as the Employer shall nominate. You agree that any report produced in connection with any such examination may be disclosed to the Employer and the Employer may discuss the contents of the report with the relevant doctor.
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9. Holiday
You will be entitled to 25 days’ paid holiday every calendar year (1st January – 31st December), to be taken at such time or times as may be approved by your manager. In addition to your annual holiday entitlement, you will be entitled to 8 public holidays as paid leave days each year.
If your employment commences or terminates part-way through a holiday year and/or you are contracted to work less than 5 days per week, your entitlement to holidays and public holidays during that year will be prorated accordingly.
You shall give at least 2 weeks’ notice of any proposed holiday dates and these must be agreed by your manager in advance. No more than 10 days’ holiday may be taken at any one time. You may, with prior written consent, be entitled to carry forward up to 5 days unused holiday entitlement from one calendar year to the next. Any holiday carried forward must be taken by 31st March the following year.
In the event of the termination of your employment for any reason, you consent to a deduction being made from your salary equivalent to any holiday taken in excess of accrued entitlement.
If your final salary payment is insufficient to allow for the whole of any such deduction, you will be required to repay the outstanding amount due to the Employer within one month of the termination of your employment.
Pay in lieu of holidays not taken will not be made except (where appropriate) on termination of employment. On the termination of your employment (except for termination for gross misconduct or if the Employer exercises its option to place you on Garden Leave), you will be entitled to pay in lieu of accrued but untaken holiday. The Employer may require you to take any accrued but untaken holiday during your notice period.
You will, if required by the Employer, work on any public holiday (except for Christmas Day and Easter Day). Where you work on a public holiday, you will be entitled to a day’s holiday in lieu.
10. Notice
During the first month of your employment by the Employer, either party may terminate your employment without notice. During the remainder of your Probationary Period, your employment may be terminated by either the Employer or you giving one week’s written notice.
Thereafter you must give and are entitled to receive three months’ written notice (or statutory notice if longer) to terminate your employment.
11. Termination
The Employer shall be entitled to terminate your employment summarily (without notice or pay in lieu of notice), without prejudice to any rights or claims it may have against you if at any time you are guilty of any type of gross misconduct, for example dishonesty, gross
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negligence, or breach of duty or if you commit any serious breach of a material term of your contract of employment.
The Employer reserves the right to terminate your employment without notice and to make a payment in lieu of notice. This provision, which is at the Employer’s discretion, applies whether notice to terminate the Contract is given by you or by the Employer.
For the avoidance of doubt, the payment in lieu shall not include any element in relation to:
•any bonus or other payments that might otherwise have been due during the period for which the payment in lieu is made;
•any payment in respect of commission or any other variable payment which could have been earned during the period for which the payment in lieu is made (had the employee been at work);
•any payment in respect of benefits which you would have been entitled to receive during the period for which the payment in lieu is made; and
•any payment in respect of any holiday entitlement that would have accrued during the period for which the payment in lieu is made.
The Employer shall be entitled to dismiss you at any time without notice (or payment in lieu of notice) if you commit a serious breach of your obligations as an employee or if you cease to be entitled to work in the UK.
12. Confidentiality & intellectual property
You may not disclose or make use of, either during or after the termination of your employment, any trade secrets or information of a confidential nature relating to the Employer, its business, its employees, its customers or suppliers, or any third party which may have been obtained in the course of your employment without first obtaining the written permission of the Employer.
Information of a confidential nature includes, but is not limited to: (i) information relating to business plans or dealings, technical data, existing and potential projects, financial information, dealings and plans, sales specifications or targets, customer lists or specifications, business developments and plans, research plans or reports, sales or marketing programmes or policies or plans, price lists or pricing policies, source codes, computer systems, software, designs, formula, prototypes, past and proposed business dealings or transactions, product lines, services, or research activities belonging to or which relate to the affairs of the Employer; (ii) any document marked “Confidential” (or with a similar expression); (iii) any information which you have been told is confidential; (iv) any information which you might reasonably expect the Employer would regard as confidential; and (v) any information which has been given in confidence to the Employer by a third party. Your obligation shall not apply to any disclosures required by law or to any information in the public domain (unless by way of unauthorised disclosure).
All documents, notes, reports, documentation, drawings, computer programs (source code, object code, and listings), customer lists, inventions, creations, works, devices, models, and work-in-progress which are created by you or come into your possession during the course of your employment shall be and remain the property of the Employer. You hereby assign to the Employer with full title guarantee by way of assignment of present and future copyright
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for the entire period of copyright (and any extensions thereto) all your rights, title, and interest in and to all material written, devised, or created in the course of your employment by you in relation to the operations or business from time to time of the Employer or of any of its associated or group companies.
On termination of your employment, you must return to the Employer all such documents, correspondence, memoranda, papers, computer disks, object or source codes, writings, credit cards, keys, computers, mobile telephones, and other property of the Employer which may be in your possession or under your control by reason of this agreement or your employment, and you must not retain any copies.
You are required to complete Exhibit A before starting work with the Employer.
13. Disciplinary procedure
The Employer's disciplinary rules and procedures are set out in a separate Disciplinary
Procedure document which is available from Human Resources and will be detailed in the Employee Handbook. This procedure does not form part of your contract of employment and the Employer reserves the right to amend the policy or to omit stages of the procedure as is considered appropriate in the Employer’s absolute discretion.
The disciplinary procedure will not apply to you during your probationary period. The Employer reserves the right to suspend you at any time, with pay, whilst investigating any disciplinary matter.
14    . Grievance procedure
The Employer's grievance procedure is set out in a separate Grievance Procedure document which is available from Human Resources and will be detailed in the Employee Handbook. This procedure does not form part of your contract of employment.
15. Business Expenses
You shall be entitled to reimbursement by Company for such customary, ordinary, and necessary business expenses as are incurred by you in the performance of your duties and consistent with the policies of the Company. No reimbursement will be made for mobile phone and internet expenses.
16. Collective agreements
There are no collective agreements governing your terms and conditions of employment.
17. Data protection
In relation to the Data Protection Act 1998, you agree to the processing of personal data by the Employer for the purposes of calculating your remuneration and maintaining records on attendance, health, discipline, and grievances such as are necessary for the performance of your contract.
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18. Consent to monitoring
You acknowledge and agree that the Employer may monitor and/or record your use of office equipment including, but not limited to, email and internet, facsimile machines, photocopiers, in-application communications, and telephone and mobile telephones, in order to monitor performance, to ascertain compliance with the Company’s electronic resources policy and bullying and harassment policy, to prevent or determine, investigate, or detect the unauthorised use of the Company’s systems, to ascertain or demonstrate standards which ought to be achieved, and to ensure the effective operation of the systems.
19. Restrictions
For the purposes of this clause:
“Person” means any individual person, firm, company, partnership, unincorporated association, joint venture, or other legal entity;
“Relevant Business” means the business or businesses from time to time carried on by the Employer, limited to the activities with which you were materially concerned or involved in the course of your employment during the 12-month period prior to the termination of your employment with the Employer; and
“Restricted Area” means the UK and Ireland.
During the continuance of this agreement and for a period of 12 months after its termination (however caused) you shall not within the Restricted Area, without the prior written consent of the Employer directly or indirectly in any capacity, either on your own behalf or in conjunction with or on behalf of any other person:
•be engaged, concerned, or interested in the Relevant Business or in any business wholly or partly in competition with the Relevant Business;
•solicit or entice or endeavour to solicit or entice away from the Employer or employ any person who was employed by the Employer, at any time in the 12-month period prior to your termination date; or
•canvass, solicit, or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided or any goods dealt in by the Employer any person who is or was at any time during the period of 12 months immediately preceding the termination of your employment a customer of or supplier to or in the habit of dealing with the Employer or who is or had been during the said 12-month period negotiating with the Employer for the supply of such services or goods.
You agree that you will not after the date of termination of your employment, whether directly or indirectly, use in connection with any business any name that includes the name of the Employer, or any imitation of such name. Furthermore, you agree that if during the continuance in force of the restrictions set out in this clause you receive an offer of employment from any person, you will immediately provide that person with a complete and accurate copy of this clause. Nothing contained in this clause shall act to prevent you from
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using generic skills learnt while employed by the Employer in any business or activity which is not in competition with the Company.
20. Third Party Rights
The Contracts (Rights of Third Parties) Act 1999 shall not apply to this contract and no person or party other than you and the Employer shall have any rights under it. The terms of this contract may be varied, amended, or modified or this contract may be suspended, cancelled, or terminated by agreement in writing between the parties or this contract may be rescinded (in each case), without the consent of any third party.
21. Variation of terms
The Employer may amend or vary your terms of employment from time to time and shall notify you of such amendments or variation by general company communication if the change is minor, or by informing you in writing if the change is more substantial.
22. Governing law and jurisdiction
This agreement shall be governed by and construed in accordance with the laws of England and the courts of England shall have exclusive jurisdiction to deal with all disputes arising from or touching this agreement.
23. Acceptance
Please sign and return a copy of this agreement to indicate your acceptance of its terms.

Signed by the Employer:
/s/ Kristy Friedrichs     Date: 20     April 2020
Kristy Friedrichs, Chief People Officer
Accepted and agreed by you:
/s/ Steve Hurn                     Date: 20 April 2020
Steve Hurn
Attached for completion:
EXHIBIT A – New Relic, Inc. EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

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EXHIBIT A - NEW RELIC, INC.
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS (“PIIA”)
AGREEMENT

In consideration of my employment or continued employment by NEW RELIC UK LIMITED
(“Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:
NONDISCLOSURE
Recognition of Company’s Rights; Nondisclosure. At all times during my employment and anytime thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use, or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and shall be delivered by me to the Company forthwith upon request.
Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes: (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques (hereinafter collectively referred to as “Inventions”);
and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of this PIIA Agreement, and my own skill, knowledge, know-how, and experience to whatever extent and in whichever way I wish.
Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
No Improper Use of Information of Prior Employers and Others. During my     employment by the Company, I will not
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improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
ASSIGNMENT OF     INVENTIONS.
Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, registered and unregistered trademarks, rights in inventions, designs, mask work, and other intellectual property rights throughout the world.
Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this PIIA Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this PIIA Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process, service, or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the prior written consent of an officer of the Company.
Assignment of Inventions. All Proprietary Rights to which this clause applies shall to the fullest extent permitted by law belong to, vest in, and be the absolute sole and unencumbered property of the Company. To the extent that by law Proprietary Rights do not vest in the Company, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title, and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions
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assigned to the Company, or to a third party as directed by the Company pursuant to this section, are hereinafter referred to as “Company Inventions.” I hereby undertake to hold on trust for the benefit of the Company any Proprietary Rights to which this clause applies to the extent that same may not be, and until the same is, vested absolutely in the Company.
Obligation to Keep Company Informed. During the period of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others.
Government or Third Party. I also agree to assign all my right, title, and interest in and to any particular Company Invention to a third party, including without limitation the United States or a specified government entity, as directed by the Company. Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, Irish and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the registration or assignment thereof. In addition, I will execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance. In the event the
Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company. I acknowledge that, save as provided in this PIIA Agreement, no further remuneration or compensation is or may become due to me in respect of the performance of my obligations under this clause.
RECORDS.     I agree to keep and maintainadequate and current records (in the form of notes, sketches, drawings, and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this PIIA Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
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LEGAL AND     EQUITABLE     REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this PIIA Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this PIIA Agreement.
NOTICES. Any notices required or     permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
GENERAL P    ROVISIONS.
Governing Law; Consent to Personal Jurisdiction. This PIIA Agreement will begoverned by and construed in accordance with the laws of England and the Courts of England shall have exclusive jurisdiction to deal with all disputes arising from and touching upon this PIIA Agreement. Severability. In case any one or more ofthe provisions contained in this PIIA Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this PIIA Agreement, and this PIIA Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this PIIA Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
Successors and Assigns. This PIIAAgreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
Survival. The provisions of this PIIA Agreement shall survive the termination of my employment and the assignment of this PIIA Agreement by the Company to any successor in interest or other assignee. Employment. I agree and understand thatnothing in this PIIA Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment.
Waiver. No waiver by the Company of any breach of this PIIA Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this PIIA Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this PIIA Agreement.
Advice of Counsel. I ACKNOWLEDGE THAT,    IN EXECUTING THIS PIIA AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS PIIA AGREEMENT. THIS PIIA AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
Entire Agreement. The Non-Disclosure and Assignment of Inventions obligations pursuant to this PIIA Agreement shall
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apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs such matters during such period. This PIIA Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this PIIA Agreement, nor any waiver of any rights under this PIIA Agreement, will be effective unless in writing and signed by the parties (and as to the Company, by an officer) referencing this PIIA Agreement. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this PIIA Agreement.
This PIIA Agreement shall be effective as of the first day of my employment with the Company, namely:
30-05-2020,

I HAVE READ THIS PIIA AGREEMENT CAREFULLY AND UNDERSTAND ITS     TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS PIIA AGREEMENT.
Dated: 22 April 2020
Steve Hurn: /s/ Steve Hurn
ACCEPTED AND AGREED TO:
NEW RELIC UK LIMITED
By: /s/ Mark Sachleben
Title: Director
Address: 188     Spear Street, Suite 1200
San Francisco, California 94105
Dated: 24 April 2020
15.

EXHIBIT A
TO:    New Relic UK Limited
FROM:    Steve Hurn
Signature:     /s/ Steve Hurn
DATE:    22 April 2020
SUBJECT:    Previous Inventions
1.Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by New Relic UK     Limited (the “    Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:
☐X    No inventions or improvements.
☐     See below:
☐     Additional sheets attached.
2.Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):
    Invention or Improvement    Party(ies)    Relationship
1.
2.
3.
☐     Additional sheets attached.
INVENTIONS APPROVED BY:
Mark Sachleben, CFO
(PRINTED N    AME OF REPRESENTATIVE)
16.